UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2014

ZOE'S KITCHEN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36411 (Commission File Number)	51-0653504 (I.R.S. Employer Identification No.)

5760 State Highway 121, Suite 250
Plano, Texas 75024
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 436-8765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition

On November 10, 2014, Zoe's Kitchen, Inc. (the "Company") issued a press release announcing certain preliminary financial results for the twelve and forty weeks ended October 6, 2014. As previously announced, the Company expects to review its final financial and operating results for the twelve and forty weeks ended October 6, 2014, in a conference call at 5:00 p.m. (EST) on November 20, 2014. A copy of this press release is attached hereto as Exhibit 99.1, and, to the extent such release relates to the financial results for the twelve and forty weeks ended October 6, 2014, is incorporated by reference therein.

Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our third quarter are finalized.

The preliminary financial data included in this report has been prepared by, and is the responsibility of our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. This preliminary information reflects management’s estimates based solely upon information available to it as of the date of this report and is not a comprehensive statement of our financial results for the twelve and forty weeks October 6, 2014. The information presented above should not be considered a substitute for the full unaudited financial statements for the twelve and forty weeks ended October 6, 2014 once they become available.

The ranges for the preliminary estimated financial results may constitute forward-looking statements. We have provided a range for our preliminary estimated financial results primarily because our financial closing procedures for the twelve and forty weeks ended October 6, 2014 are not yet complete. As a result, there is a possibility that actual results will vary materially from these preliminary estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. Please refer to "Forward-Looking Statements" in our final prospectus filed on August 15, 2014 for additional information. These preliminary results should be read in conjunction with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in such prospectus and the consolidated financial statements and related notes therein. For additional information, please see "Risk Factors" in such prospectus.

The information contained in this Item 2.02, including the exhibit attached hereto, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 7.01    Regulation FD Disclosure

On November 10, 2014, the Company issued a press release announcing the purchase of the assets of its Louisiana franchisee from the following three entities: Canal Street Partners, LLC, a Louisiana limited liability company, Canal Street Partners Metairie Road, LLC, a Louisiana limited liability company, and CSP Elmwood, LLC, a Louisiana limited liability company.  The purchase price for the acquisition was approximately $8.0 million in cash.  The Company also acquired two of its Louisiana franchisee’s restaurants in development pursuant to assignment agreements, the cash consideration for which consisted of the reimbursement of prior planning and construction expenses incurred by the franchisee. The purchase price for the three operating restaurants is subject to adjustments for certain deposits, credits and other amounts. The parties to this transaction also agreed to terminate the related Franchise Agreement and Area Development Agreement by and between the parties, thereby giving the Company the right to continue its development in the Louisiana market.

A copy of this press release is attached hereto as Exhibit 99.1, and is incorporated by reference therein.

The information contained in this Item 7.01, including the exhibit attached hereto, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOE'S KITCHEN, INC.
By:	/s/ Jason Morgan
Name:	Jason Morgan
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 10, 2014.